
Elbit Systems Ltd.
100% Elbit Systems of America, LLC (U.S.)
100% Elbit Systems Electro-Optics Elop Ltd. (Israel)
100% Elbit Systems C4I and Cyber Ltd. (Israel)
100% Elbit Systems EW and SIGINT – Elisra Ltd. (Israel)
100% Elbit Systems Land Ltd. (Israel)
100% IMI Systems Ltd. (Israel)